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                                                                       EXHIBIT 5


                [PAUL HASTINGS JANOFSKY & WALKER LLP LETTERHEAD]




                                February 7, 2001

Venture Catalyst Incorporated
16868 Via Del Campo Court, Suite 200
San Diego, California  92127

        Re: Venture Catalyst Incorporated 1996 Nonemployee Directors Stock Option Plan, as amended

Ladies and Gentlemen:

                We have acted as counsel for Venture Catalyst Incorporated, a Utah corporation (the "Company"), in connection with the Venture Catalyst Incorporated 1996 Nonemployee Directors Stock Option Plan, as amended (the "Amended Plan"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's common stock, $.001 par value per share (the "Common Stock"), which are to be registered under the Registration Statement (hereinafter defined) and that may be issued and sold pursuant to the Amended Plan will be, when issued and sold in accordance with the Amended Plan, duly authorized, validly issued, fully paid and non-assessable.

                We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about February 8, 2001, to effect registration of the shares of Common Stock to be issued and sold pursuant to the Amended Plan under the Securities Act of 1933, as amended (the "Registration Statement").

                                       Respectfully submitted,

                                       /S/ PAUL HASTINGS JANOFSKY & WALKER LLP
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